Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 30, 2009, in Guardian Technologies International, Inc’s for the fiscal year ended December 31, 2008, related to the consolidated financial statements of Guardian Technologies International, Inc. and Subsidiaries as of December 31, 2008 and for the year then ended, which appear in Guardian Technologies International, Inc’s Registration Statement on Form S-8 filed on or about June 30, 2009.

/s/ KBL, LLP

New York, NY

June 30, 2009